Exhibit 99.1

A Division of Chad Therapeutics, Inc. Innovative Sleep Technologies	FOR IMMEDIATE RELEASE	10200 Mason Avenue #114 Chatsworth, CA 91311 Toll Free: 800.871.8484 Phone: 818.882.0883 Main Fax: 818.882.1809

Company Contact:		Investor Contact:
Earl L. Yager		Neil Berkman Associates
President and CEO		(310) 826 - 5051
www.DormioTech.com		info@BerkmanAssociates.com
CHAD Therapeutics Plans to Begin Trading
on the OTC Bulletin Board
     CHATSWORTH, California, August 7, 2008 . . . CHAD Therapeutics, Inc. (ASE:CTU) announced today that it will withdraw its common stock from the American Stock Exchange effective on August 29, 2008 because the Company no longer meets certain quantitative listing requirements, and plans to begin trading on the OTC Bulletin Board system effective on September 2, 2008, the next trading day, under the new symbol CTUI.
     On July 29, 2008, CHAD announced that its Dormio Tech division received 510(K) clearance from the FDA to market the Company’s proprietary FloCHANNEL® Diagnostic System, Dormio’s first product for the large and rapidly growing sleep disorder market. CHAD currently expects to begin shipping this new device and associated disposables by September.
About CHAD Therapeutics
     CHAD Therapeutics, Inc. develops and markets innovative products for the sleep disorder market. For more information, visit www.dormiotech.com.
Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.
     The foregoing statements regarding prospects for future earnings and revenues, future sales trends and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the introduction of new products with perceived competitive advantages over the Company’s products, changes or proposed changes in health care reimbursement which affect home care providers, and DORMIO’s ability to anticipate and respond to technological and economic changes in the sleep market. Moreover, the success of the Company’s products and products under development will depend on their efficacy, reliability and the health care community’s perception of the products’ capabilities and benefits, the degree of acceptance the products achieve among sleep labs and patients, and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Outlook: Issues and Risks.”
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Flochannel Is a Registered Trademark of Chad Therapeutics, Inc.
Iso 13485 Certified Company
WWW.DORMIOTECH.COM
la-990672